Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Otelco Inc.
Oneonta, Alabama
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-196002) of Otelco Inc. of our report dated March 13, 2018, relating to the consolidated financial statements of Otelco Inc. and its subsidiaries, which appears in this Form 10-K.
/s/ BDO USA, LLP
Atlanta, Georgia
March 13, 2018